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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Vaxart, Inc.:

        We consent to the use of our report dated February 6, 2019, with respect to the consolidated balance sheets of Vaxart, Inc. as of December 31, 2018 and 2017, the related consolidated statements of operations and comprehensive loss, stockholders' equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes (collectively, the "consolidated financial statements"), incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

        Our report dated February 6, 2019 contains an explanatory paragraph that states that the Company has experienced losses and negative cash flows from operations since its inception, has an accumulated deficit, and has debt obligations which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

San Francisco, California
March 13, 2019

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm